Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Nauticus Robotics, Inc. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: August 07, 2026

SZOP Opportunities I LLC

By:	/s/ Kerry Propper
Kerry Propper, a Managing Member of its Manager

SZOP Opportunities Management LLC

By:	/s/ Kerry Propper
Kerry Propper, a Managing Member